Exhibit 99.1

Armstrong World Industries

Reports Second Quarter 2015 Results

Key Highlights

•	Second quarter operating income from continuing operations of $63.1 million, down 1% over the 2014 period impacted by separation costs and higher non-cash U.S. Pension expense

•	Second quarter adjusted EBITDA from continuing operations of $112 million, up 8% over the 2014 period

•	Upon completion of the separation, Brian MacNeal to become CFO of Armstrong World Industries and Jay Thompson to become CFO of Armstrong Flooring

•	Upon completion of the separation, Dave Schulz to become COO of Armstrong Flooring

LANCASTER, Pa., July 30, 2015 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings systems, today reported second quarter 2015 results.

Second Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended June 30,
	2015	2014	Change
Net sales	$632.7	$659.1	(4.0%)
Operating income	63.1	63.6	(0.8%)
Net income	29.9	26.6	12.4%
Diluted earnings per share	$0.53	$0.48	10.4%

Excluding the unfavorable impact from foreign exchange of $24 million, consolidated net sales decreased 0.4% compared to the prior year period, driven by lower volumes primarily in the Wood business and Building Products in EMEA, which more than offset the impact from favorable price and mix.

Operating income declined compared to the prior year period driven by higher non-cash U.S. pension expense, costs associated with the previously announced separation project and the margin impact of lower volumes; which were only partially offset by lower input costs, favorable price and mix and improvements in productivity. Higher SG&A expense, primarily to support go-to-market initiatives in the Americas Resilient business, also negatively impacted operating income. Net income improved driven by the favorable impact from transactional foreign exchange.

“The majority of the sales decline in the second quarter was caused by foreign exchange movements,” said Matt Espe, CEO. “Despite the muted top line performance in the first half of the year impacted by foreign exchange headwinds and market related softness, we’re maintaining our adjusted EBITDA and adjusted EPS guidance for the full year 2015, which remain unchanged at the midpoint.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended June 30,
	2015	2014	Change
Adjusted operating income	$82	$73	13%
Adjusted net income	$45	$37	24%
Adjusted diluted earnings per share	$0.81	$0.66	23%
Free cash flow	$77	$9	Favorable

(Amounts in millions)	Three Months Ended June 30,
	2015	2014	Change
Adjusted EBITDA
Building Products	$81	$83	(2%)
Resilient Flooring	32	29	8%
Wood Flooring	11	8	42%
Unallocated Corporate	(12)	(16)	23%

Consolidated Adjusted EBITDA	$112	$104	8%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA improved by 13% and 8%, respectively, in the second quarter of 2015 when compared to the prior year period. The improvement in adjusted EBITDA was driven by lower manufacturing and input costs and favorable price and mix, which were only partially offset by higher SG&A spending and the margin impact of lower volumes. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods. The increase in free cash flow was driven by improvements in working capital, lower capital expenditures and higher cash earnings.

Second Quarter Segment Highlights

Building Products

	Three Months Ended June 30,
	2015	2014	Change
Total segment net sales	$306.1	$323.5	(5.4%)
Operating income	$64.2	$64.9	(1.1%)

Excluding the unfavorable impact of foreign exchange of approximately $20 million, net sales increased slightly as favorable price and mix offset the impact of lower volumes, primarily in EMEA. Operating income declined in the second quarter of 2015, as the margin impact of lower volumes and higher SG&A expenses were only partially offset by favorable price and mix and lower manufacturing and input costs.

Resilient Flooring

	Three Months Ended June 30,
	2015	2014	Change
Total segment net sales	$199.9	$196.2	1.9%
Operating income	$23.2	$20.7	12.1%

Net sales increased driven by strong volume growth in the Americas commercial business, which was only partially offset by unfavorable price and mix. Volume improvement in the Americas commercial business was partially aided by favorable market share shifts as a result of competitive product availability issues and our service proposition relative to competition. Operating income improved as productivity, lower input costs and the margin impact of higher volumes more than offset increased SG&A expenses to support go-to-market initiatives in the Americas and the unfavorable impact from price and mix.

Wood Flooring

	Three Months Ended June 30,
	2015	2014	Change
Total segment net sales	$126.7	$139.4	(9.1%)
Operating income (loss)	$2.5	($2.6)	Favorable

Net sales decreased driven by volume declines caused by market share shifts as a result of prior year price and mix optimization actions, inventory adjustments at home centers, and engineered wood product availability challenges. Operating income improved driven by lower manufacturing and input costs which more than offset the margin impact of lower volumes, unfavorable price and mix and a slight increase in SG&A expense. The comparison was also impacted by $4 million of expense recorded in the second quarter of 2015 resulting from new duty rates assigned to separate rate importers of multilayered hardwood flooring from China by the U.S. Department of Commerce in connection with its second annual administrative review of its 2010 anti-dumping and countervailing duty orders. The comparison was also impacted by $4 million of idle equipment impairment charges and $3 million of severance and other charges associated with the closure of our engineered wood flooring plant in Kunshan China that were recorded in the second quarter of 2014.

Corporate

Unallocated corporate expense of $26.8 million increased from $19.4 million in the prior year due to increased U.S. pension costs of $7 million and separation costs of $5 million, which more than offset expense reductions across corporate functions.

Year to Date Results from continuing operations

(Amounts in millions)	Six Months Ended June 30,
	2015	2014	Change
Net sales (as reported)	$1,184.1	$1,249.1	(5.2%)
Operating income (as reported)	98.9	117.4	(15.8%)
Adjusted EBITDA	186	187	0%
Free cash flow	35	(45)	Favorable

Excluding the unfavorable impact from foreign exchange of $43 million, consolidated net sales decreased compared to the prior year period as volume declines were only partially offset by favorable price and mix.

Operating income declined by 16% driven primarily by higher non-cash U.S. pension costs and costs associated with the previously announced separation project. Adjusted EBITDA was essentially unchanged when compared to the prior year period as lower manufacturing and input costs and favorable price and mix offset the margin impact of lower volumes, higher SG&A expenses and lower earnings from WAVE. The increase in free cash flow was driven by improvements in working capital and lower capital expenditures, which were only partially offset by lower cash earnings and dividends from the WAVE joint venture.

Market Outlook and 2015 Guidance (1)

“Primarily due to foreign exchange headwinds and restrained market activity in Europe and U.S. repair and remodel, we now expect full year sales to be in the $2.4 to $2.5 billion range,” said Dave Schulz, CFO.

The Company is reiterating and narrowing its expected ranges for full year 2015 adjusted EBITDA and adjusted earnings per share, and now expects adjusted EBITDA to be in the $355 to $385 million range and adjusted EPS to be in the range of $2.05 to $2.35 per diluted share.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2015 budgeted foreign exchange rates. Adjusted EPS guidance for 2015 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss second quarter 2015 results, market outlook and 2015 guidance. During the earnings webcast, the appointments of MacNeal, Thompson and Schulz will be discussed. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance and our plan to separate our Flooring business from our Ceilings (Building Products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended June 30, 2015 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2014, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.5 billion. As of June 30, 2015, Armstrong operated 32 plants in nine countries and had approximately 7,600 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly and year to date data is unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Sales	$632.7	$659.1	$1,184.1	$1,249.1
Costs of goods sold	474.8	512.1	896.7	960.0
Selling general and administrative expenses	106.1	100.2	209.1	203.3
Separation costs	5.1	—	9.4	—
Goodwill impairment	—	0.8	—	0.8
Equity (earnings) from joint venture	(16.4)	(17.6)	(30.0)	(32.4)

Operating income	63.1	63.6	98.9	117.4

Interest expense	11.4	11.8	22.6	23.4
Other non-operating expense	0.2	1.2	1.5	6.6
Other non-operating (income)	(3.6)	(0.6)	(4.2)	(1.2)

Earnings from continuing operations before income taxes	55.1	51.2	79.0	88.6
Income tax expense	25.2	24.6	45.3	43.9

Earnings from continuing operations	$29.9	$26.6	$33.7	$44.7
Net (loss) from discontinued operations, net of tax (benefit) of $-, $-, $- and $-	—	(5.6)	—	(6.8)
(Loss) earnings from disposal of discontinued business, net of tax (benefit) of ($-), ($1.2), ($43.4) and ($1.2)	(0.3)	(2.1)	42.5	(2.1)

Net (loss) earnings from discontinued operations	(0.3)	(7.7)	42.5	(8.9)
Net earnings	$29.6	$18.9	$76.2	$35.8

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	7.4	4.5	(7.9)	4.1
Derivative (loss)	(0.6)	(5.6)	(1.1)	(6.2)
Pension and postretirement adjustments	9.2	5.7	21.1	12.8

Total other comprehensive income	16.0	4.6	12.1	10.7

Total comprehensive income	$45.6	$23.5	$88.3	$46.5

Earnings per share of common stock, continuing operations
Basic	$0.53	$0.48	$0.60	$0.81
Diluted	$0.53	$0.48	$0.60	$0.80
(Loss) earnings per share of common stock, discontinued operations
Basic	($0.01)	($0.14)	$0.76	($0.16)
Diluted	($0.01)	($0.14)	$0.76	($0.16)
Net earnings per share of common stock:
Basic	$0.53	$0.34	$1.36	$0.65
Diluted	$0.53	$0.34	$1.36	$0.64
Average number of common shares outstanding
Basic	55.5	54.8	55.4	54.8
Diluted	55.8	55.3	55.8	55.2

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Sales
Building Products	$306.1	$323.5	$598.1	$631.7
Resilient Flooring	199.9	196.2	356.7	359.9
Wood Flooring	126.7	139.4	229.3	257.5

Total net sales	$632.7	$659.1	$1,184.1	$1,249.1

Operating Income (loss)
Building Products	$64.2	$64.9	$124.0	$122.7
Resilient Flooring	23.2	20.7	29.1	31.1
Wood Flooring	2.5	(2.6)	1.3	2.5
Unallocated Corporate (expense)	(26.8)	(19.4)	(55.5)	(38.9)

Total Operating Income	$63.1	$63.6	$98.9	$117.4

Selected Balance Sheet Information

(amounts in millions)

	June 30, 2015	December 31, 2014
Assets
Current assets	$860.0	$811.5
Property, plant and equipment, net	1,068.3	1,062.4
Other noncurrent assets	729.6	732.3

Total assets	$2,657.9	$2,606.2

Liabilities and shareholders’ equity
Current liabilities	$410.9	$388.1
Noncurrent liabilities	1,499.7	1,569.0
Equity	747.3	649.1

Total liabilities and shareholders’ equity	$2,657.9	$2,606.2

Selected Cash Flow Information

(amounts in millions)

	Six Months Ended June 30,
	2015	2014
Net income	$76.2	$35.8
Other adjustments to reconcile net income to net cash provided by operating activities	12.8	68.5
Changes in operating assets and liabilities, net	(30.1)	(81.9)

Net cash provided by operating activities	58.9	22.4
Net cash (used for) investing activities	(24.3)	(67.8)
Net cash (used for) provided by financing activities	(15.0)	61.3

Effect of exchange rate changes on cash and cash equivalents	(3.3)	1.5

Net increase in cash and cash equivalents	16.3	17.4
Cash and cash equivalents, beginning of period	185.3	135.2

Cash and cash equivalents, end of period	$201.6	$152.6
Cash and cash equivalents at end of period of discontinued operations	—	($7.1)

Cash and cash equivalents at end of period of continuing operations	$201.6	$159.7

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA	$112	$104	$186	$187
D&A/Fx*	(30)	(31)	(58)	(59)

Operating Income, Adjusted	$82	$73	$128	$128
Non-cash impact of U.S. Pension	6	—	13	—
Separation costs	5	—	9	—
Cost reduction initiatives expenses (income)	—	7	(1)	7
Multilayered Wood flooring duties	4	—	4	—
Impairment	—	1	—	1
Foreign exchange impact	4	1	4	3

Operating Income, Reported	$63	$64	$99	$117

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $28.9 million for the three months ended June 30, 2015, $32.7 million for the three months ended June 30, 2014, $57.4 million for the six months ended June 30, 2015, and $62.7 million for the six months ended June 30, 2014.

BUILDING PRODUCTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA	$81	$83	$158	$157
D&A/Fx	(17)	(17)	(34)	(32)

Operating Income, Adjusted	$64	$66	$124	$125
Foreign exchange impact	—	1	—	2

Operating Income, Reported	$64	$65	$124	$123

RESILIENT FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA	$32	$29	$43	$47
D&A/Fx	(7)	(6)	(13)	(14)

Operating Income, Adjusted	$25	$23	$30	$33
Cost reduction initiatives expenses (income)	—	2	(1)	2
Foreign exchange impact	2	—	2	—

Operating Income, Reported	$23	$21	$29	$31

WOOD FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA (1)	$11	$8	$13	$16
D&A/Fx	(3)	(5)	(6)	(8)

Operating Income, Adjusted (1)	$8	$3	$7	$8
Cost reduction initiatives expenses	—	5	—	5
Multilayered Wood flooring duties	4	—	4	—
Impairment	—	1	—	1
Foreign exchange impact	1	—	2	—

Operating Income (Loss), Reported(1)	$3	($3)	$1	$2

(1)	Includes a $4 million charge recorded in the second quarter of 2015 resulting from new duty rates assigned by the U.S. Department of Commerce on multilayered wood importers and a $1 million gain recorded in the second quarter of 2014 related to a refund of previously paid duties on imports of engineered wood flooring.

UNALLOCATED CORPORATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA	($12)	($16)	($28)	($33)
D&A/Fx	(3)	(3)	(5)	(5)

Operating (Loss), Adjusted	($15)	($19)	($33)	($38)
Non-cash impact of U.S. Pension	6	—	13	—
Separation costs	5	—	9	—
Foreign exchange impact	1	—	—	1

Operating (Loss), Reported	($27)	($19)	($55)	($39)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
CASH FLOW(1)
Net cash from operations	$93	$55	$59	$22
Less: net cash (used for) investing	(16)	(46)	(24)	(68)

Add back (subtract) adjustments to reconcile to free cash flow
Other	—	—	—	1

Free Cash Flow	$77	$9	$35	($45)

(1)	Cash flow includes cash flows attributable to European Flooring business

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$112		$104		$186		$187

D&A as reported	(29)		(33)		(57)		(63)
Fx/Accelerated Deprecation	(1)		2		(1)		4

Operating Income, Adjusted	$82		$73		$128		$128
Other non-operating (expense)	(8)		(13)		(20)		(29)

Earnings Before Taxes, Adjusted	74		60		108		99

Adjusted tax (expense) @ 39% for 2015 and 2014	(29)		(23)		(42)		(38)

Net Earnings, Adjusted	$45	$0.81	$37	$0.66	$66	$1.18	$61	$1.10

Pre-tax adjustment items	(13)		(9)		(16)		(11)
Non-cash impact of U.S. Pension	(6)		—		(13)		—
Reversal of adjusted tax expense @ 39% for 2015 and 2014	29		23		42		38
Ordinary tax	(17)		(15)		(24)		(27)
Unbenefitted foreign losses	(7)		(9)		(16)		(16)

Tax adjustment items	(1)		—		(5)		—

Net Earnings, Reported	$30	$0.53	$27	$0.48	$34	$0.60	$45	$0.80

Source: Armstrong World Industries